                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Netrix Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                         [NEXTRIX LOGO APPEARS HERE]
                              NETRIX CORPORATION
                         13595 DULLES TECHNOLOGY DRIVE
                            HERNDON, VIRGINIA 22071

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                           ON TUESDAY, JULY 10, 1997

  The Annual Meeting of Stockholders of Netrix Corporation (the "Company") will be held on July 10, 1997 at 13595 Dulles Technology Drive, Herndon, Virginia, at 2:00 p.m., local time, to consider and act upon the following matters:

  1. To elect one Class II Director to serve for the ensuing three years.

  2. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on May 20, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open following the record date.

  All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          /s/ David Sylvester
                                          David Sylvester, Secretary

Herndon, Virginia
June 12, 1997


   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              NETRIX CORPORATION
                         13595 DULLES TECHNOLOGY DRIVE
                            HERNDON, VIRGINIA 20171

            PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 10, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Netrix Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 10, 1997 and at any adjournments of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

  The Company's Annual Report for 1996 was mailed to stockholders, along with these proxy materials, on or about June 12, 1997.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO INVESTOR RELATIONS, NETRIX CORPORATION, 13595 DULLES TECHNOLOGY DRIVE, HERNDON, VIRGINIA 20171. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

VOTES REQUIRED AND TABULATION OF VOTES

  At the close of business on May 20, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 9,525,805 shares of common stock, $.05 par value per share, of the Company (the "Common Stock"). Stockholders are entitled to one vote per share.

  Under the Company's Amended and Restated By-laws, the holders of a majority of the votes represented by the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the approval of each of the other matters to be voted upon.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information, as of May 20, 1997, with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each Director of the Company and nominee for Director,
(iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all Directors and executive officers of the Company as a group:

                                               NUMBER OF SHARES PERCENTAGE OF
                                                 BENEFICIALLY    COMMON STOCK
               BENEFICIAL OWNER                    OWNED(1)     OUTSTANDING(2)
               ----------------                ---------------- --------------
Kopp Investment Advisors(3)...................      958,150           9.7
 6600 France Avenue South
 Suite 672
 Edina, MN 55435
New Enterprise Associates IV,(4)..............      582,009           5.9
 Limited Partnership
 1119 St. Paul Street
 Baltimore, MD 21202
Dimensional Fund Advisors, Inc.(5)............      509,400           5.1
 1299 Ocean Avenue
 11th Floor
 Santa Monica, CA 90401
Lynn C. Chapman(6)............................       53,536             *
J. Gerard Cregan(7)...........................       93,876             *
John Mullaney(8)..............................       62,167             *
Charles W. Stein(9)...........................      328,795           3.3
Richard G. Tennant............................       42,046             *
Robert W. Carroll(10).........................       27,140             *
G. Brent Wilson(11)...........................       25,206             *
Stephen E. Coit(12)...........................       16,060             *
Arthur J. Marks(13)...........................      794,069           8.0
V. Orville Wright(14).........................       32,726             *
William T. Rooker, Jr.(15)....................        6,030             *
John F. Burton(16)............................        3,060             *
All Directors and executive officers as a
 group (12 persons)(17).......................    1,481,967          14.9

--------
 * Less than 1%
(1) The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of Common Stock which the individual has the right to acquire within 60 days after May 20, 1997 through the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 (2) Number of shares deemed outstanding includes 9,525,805 shares outstanding as of May 20, 1997 plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after May 20, 1997.
 (3) This information is based on a Schedule 13G dated January 8, 1996.
 (4) This information is based on a Schedule 13G dated February 11, 1993.
 (5) This information is based on a Schedule 13G dated February 5, 1997.
 (6) Includes 53,536 shares issuable upon exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
 (7) Includes 56,841 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
 (8) Includes 62,167 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
 (9) Includes 216,670 shares held by Mr. Stein jointly with his wife. Also includes 112,125 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
(10) Includes 20,979 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
(11) Includes 25,206 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
(12) Includes 12,060 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
(13) Includes 582,009 shares held by New Enterprise Associates IV, Limited Partnership and 200,000 shares held by New Enterprise Associates V, Limited Partnership. Mr. Marks is a general partner of the general partner of New Enterprise Associates IV, Limited Partnership and of the general partner of New Enterprise Associates V, Limited Partnership. Mr. Marks disclaims beneficial ownership of such shares. Also includes 12,060 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
(14) Includes 1,000 shares held by Mr. Wright's wife, as to which Mr. Wright disclaims beneficial ownership. Also includes 12,060 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
(15) Includes 6,030 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
(16) Includes 3,060 shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997.
(17) Includes and excludes shares as indicated in footnotes (6) through (16) above. Also includes shares issuable upon the exercise of outstanding stock options exercisable within 60 days after May 20, 1997 held by other executive officers.

                             ELECTION OF DIRECTORS

  The Company's Amended and Restated Certificate of Incorporation, as amended, provides that the Board of Directors is classified into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class holding office for staggered three-year terms. There are currently two Class I Directors authorized, two Class II Directors authorized and three Class III Directors authorized. There is currently one Class I Director, whose term expires at the 1999 Annual Meeting of Stockholders, two Class II Directors, whose terms expire at the 1997 Annual Meeting of Stockholders, and three Class III Directors, whose terms expire at the 1998 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal). One of the current Class II Directors whose terms expire in 1997 will not stand for reelection as a Director of the Company. It is currently expected that the Board, in conjunction with its Nominating Committee, will identify suitable candidates and fill the one Class I and one Class II vacancies at some time after the Annual Meeting.

  Mr. Wright, one of the current Class II Directors whose terms expire in 1997, will stand for reelection as a Director of the Company. The persons named in the enclosed proxy will vote to elect Mr. Wright as a Class II Director, unless authority to vote for the election of any such nominee is withheld by marking the proxy to that effect. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as director the Class II director nominee named below. The nominee is currently a member of the Board of Directors of the Company. The Class II Director will be elected to hold office until the 2000 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The enclosed proxy may not be voted for more than one Director. The nominee has indicated his willingness to serve, if elected, but if any nominee should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

DIRECTORS AND NOMINEES

  The following table sets forth, for each Director of the Company (including the nominee for Class II Director), his name and age, his positions with the Company, his principal occupation and business experience during the past five years, the names of the other publicly held corporations of which he serves as a director and the year during which he first became a Director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of May 20, 1997 appears under the heading "Beneficial Ownership of Common Stock."

            NOMINEE FOR CLASS II DIRECTOR (TERM TO EXPIRE IN 2000)

              NAME, OFFICES AND POSITIONS WITH
             THE COMPANY, PRINCIPAL OCCUPATION,                   FIRST BECAME A
            BUSINESS EXPERIENCE AND DIRECTORSHIPS             AGE    DIRECTOR
            -------------------------------------             --- --------------
V. Orville Wright............................................  76      1991
 Mr. Wright has been a Director of the Company since 1991.
 From 1975 to 1985, he served as President and Chief Operat-
 ing Officer of MCI Communications Corporation ("MCI") and
 from 1987 to 1991 as Vice Chairman and Co-Chief Executive
 Officer of MCI. From 1985 to 1987, Mr. Wright served as Vice
 Chairman of MCI. Mr. Wright has also held senior executive
 positions at IBM, RCA Corporation, Amdahl Corporation and
 Xerox Corporation. Mr. Wright serves as director of Calpine
 Corp., an independent power producing company.

                   CLASS I DIRECTOR (TERM TO EXPIRE IN 1999)

              NAME, OFFICES AND POSITIONS WITH
             THE COMPANY, PRINCIPAL OCCUPATION,                   FIRST BECAME A
            BUSINESS EXPERIENCE AND DIRECTORSHIPS             AGE    DIRECTOR
            -------------------------------------             --- --------------
William T. Rooker, Jr........................................  63      1994
 Mr. Rooker has been a Director of the Company since July
 1994. Mr. Rooker retired from IBM Corporation ("IBM") at the end of 1992 after 37 years of service and has since served
 as a private consultant. During his tenure at IBM he held a variety of marketing and executive management positions.
 From 1974 to 1990 he was Vice President and General Manager
 of Federal Marketing Programs at IBM and from 1990 to 1992
 he was Corporate Director of Government Relations at IBM.

                 CLASS III DIRECTORS (TERMS TO EXPIRE IN 1998)

              NAME, OFFICES AND POSITIONS WITH
             THE COMPANY, PRINCIPAL OCCUPATION,                   FIRST BECAME A
            BUSINESS EXPERIENCE AND DIRECTORSHIPS             AGE    DIRECTOR
            -------------------------------------             --- --------------
Arthur J. Marks..............................................  52      1987
 Mr. Marks has been a Director of the Company since 1987. He has been a General Partner of New Enterprise Associates, a
 venture capital firm, since 1984. Mr. Marks serves as direc-
 tor of Progress Software Corporation, an application devel-
 opment software company, Platinum Software Corporation, a
 marketing and development company for LAN-based and client
 server software, and AMISYS, a managed care software compa-
 ny.
John F. Burton...............................................  45      1995
 Since March 1997, Mr. Burton has been managing director of
 Updata Group, an investment banking firm. From October 1996 to March 1997, Mr. Burton was managing director of Burton
 Technology Partners, a technology investment and consulting company. From September 1995 to September 1996, Mr. Burton
 was the President and Chief Executive Officer of NatSystems
 Inc., a client server software company. From February to Au-
 gust 1995, Mr. Burton was an independent consultant. Mr.
 Burton was employed by Legent Corporation, a systems manage-
 ment software company, from 1989 through 1995, as President and Director, and from 1992 through 1995 as Chief Executive
 Officer. Mr. Burton was a cofounder of Business Software
 Technology in 1984, which was acquired by Legent Corporation in 1989. He is currently a director of Banyan Systems Corpo-
 ration, a networking software company, Mapinfo Corporation, a desktop mapping software company, and Axent Technologies
 Inc., a network security
 company.
Lynn C. Chapman..............................................  43      1997
 Since February 1997, Mr. Chapman has been the President and
 Chief Executive Officer and a Director of the Company. From
 November 1992 to January 1997, he served as Vice President
 of Network Products. Mr. Chapman served as Director of Mar-
 keting for Data General Corporation, a managment systems
 company, from 1989 to 1992.

BOARD AND COMMITTEE MEETINGS

  The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent accountants and the Board. The Audit Committee met two times during 1996 to review the effectiveness of the accountants during the annual audit, to discuss the Company's internal accounting control policies and procedures and to consider and recommend the selection of the Company's independent accountants. The current members of the Audit Committee are Messrs. Marks, Burton and Wright.

  The Company also has a standing Compensation Committee of the Board of Directors, which makes recommendations to the Board regarding the executive and employee compensation programs of the Company and administers the Company's stock option and other employee stock plans. The Compensation Committee met three times during 1996. The current members of the Compensation Committee are Messrs. Coit and Rooker. See "Report of the Compensation Committee" below.

  The Company has a standing Nominating Committee of the Board of Directors, which makes recommendations to the Board regarding qualified candidates for nomination to the Board. The Nominating Committee will consider nominees recommended by stockholders who submit such recommendations in writing prior to the time stockholder proposals are due to be submitted for inclusion in proxy materials. The current members of the Nominating Committee are Messrs. Marks and Wright. The Nominating Committee did not meet during 1996.

  The Board of Directors met twelve times during 1996. Each Director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

DIRECTORS' COMPENSATION

  Members of the Board of Directors who are not employees of the Company are paid a retainer of $12,000 per year plus $250 for each day that they attend a meeting of the full Board or any committee thereof. In addition, the Company reimburses all of its Directors for all reasonable expenses incurred by them in connection with their attendance at Board or committee meetings.

  Pursuant to the Company's 1992 Director Stock Option Plan, each of Messrs. Coit, Marks and Wright were granted an initial option to purchase 9,000 shares of Common Stock with an exercise price of $12.75 per share on October 1, 1992. On July 20, 1994, Mr. Rooker was granted an initial option to purchase 9,000 shares of Common Stock with an exercise price of $4.00 per share and on May 31, 1995, Mr. Burton was granted an initial option to purchase 9,000 shares of Common Stock with an exercise price of $7.13 per share. Each option vests in three equal installments beginning on the first anniversary of the date of grant. Under the 1992 Director Stock Option Plan, additional options to purchase 9,000 shares of Common Stock are automatically granted at fair market value on the date three years after grant of the initial option. On October 1, 1995, each of Messrs. Coit, Marks and Wright received an option to purchase 9,000 shares of Common Stock with an exercise price of $4.69 per share. No options were granted pursuant to the 1992 Director Stock Option Plan in 1996.

                      COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation. The following table sets forth information concerning the compensation for the last three fiscal years of the Company's Chief Executive Officer and the Company's other most highly compensated executive officers (together, the "Named Executive Officers") for the year ended December 31, 1996:

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                    ANNUAL COMPENSATION             COMPENSATION
                                    ---------------------              AWARDS
        NAME/POSITION          YEAR SALARY($)  BONUS($)    OTHER(1)  OPTIONS(#)
        -------------          ---- ---------- ----------  -------- ------------
Charles W. Stein(2)........... 1994    193,632     37,500     --       15,000
 President and Chief           1995    203,542     22,710     --       60,000
 Executive Officer             1996    204,789        --    1,125     150,000
John Mullaney................. 1994        --         --      --          --
 Vice President,               1995    156,525   49,340(3)    --       55,000
 Sales and Marketing           1996    158,219   40,626(4)    656     100,000
J. Gerard Cregan.............. 1994    135,107     32,500     --        9,000
 Vice President, Operations    1995    147,744     11,355     --       25,000
                               1996    143,948        --      --       50,000
Richard G. Tennant(5)......... 1994    135,177     22,500     --        9,000
 Vice President, Finance       1995    145,176     11,355     --       25,000
 and Administration, and       1996    179,611        --    1,125      50,000
 Chief Financial Officer
Lynn C. Chapman(6)............ 1994    134,448     27,500     --       10,000
 Vice President,               1995    141,928     11,355     --       25,000
 Network Products              1996    140,578        --    1,125      75,000
G. Brent Wilson............... 1994     90,023        --      --        3,000
 Vice President                1995     96,796        --      --       20,000
                               1996    109,701        --      --       25,000

--------
(1) Represents matching 401(k) plan contributions by the Company.
(2) Mr. Stein resigned as President and Chief Executive Officer of the Company and was elected to serve as Chairman of the Board of Directors of the Company in January 1997. He resigned as Chairman of the Board of Directors of the Company in March 1997.
(3) Includes sales commissions of $32,722.
(4) Includes sales commissions of $40,626.
(5) Mr. Tennant resigned as an officer of the Company in June 1996.
(6) Mr. Chapman was made President and Chief Executive Officer of the Company in February 1997.

  Option Grants. The following table summarizes option grants during 1996 to the Named Executive Officers:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL
                                                                                     REALIZABLE
                                     PERCENT                                          VALUE AT
                                    OF TOTAL                                       ASSUMED ANNUAL
                                     OPTIONS                                          RATES OF
                                     GRANTED                                        STOCK PRICE
                                       TO                MARKET                   APPRECIATION FOR
                          OPTIONS   EMPLOYEES EXERCISE    PRICE                   OPTION TERM (D)
                          GRANTED   IN FISCAL   PRICE   ($/SHARE) EXPIRATION --------------------------
          NAME            (#)(A)      YEAR    ($/SHARE)    (C)       DATE    0% ($)  5%($)     10%($)
          ----           ---------  --------- --------- --------- ---------- ------ -------- ----------
Charles W. Stein........ 150,000(B)   18.29%    $4.75     $4.75    3/20/06    --    $448,087 $1,135,542
John Mullaney........... 100,000(B)   12.19      4.75      4.75    3/20/06    --     298,725    757,028
J. Gerard Cregan........  50,000(B)    6.10      4.75      4.75    3/20/06    --     149,362    378,514
Richard G. Tennant......  50,000(B)    6.10      4.75      4.75    3/20/06    --     149,362    378,514
Lynn C. Chapman.........  75,000(B)    9.14      4.75      4.75    3/20/06    --     224,044    567,771
G. Brent Wilson.........  25,000(B)    3.05      4.75      4.75    3/20/06    --      74,681    189,257

--------
(A) Under the terms of the Company's incentive stock option plan, the Board of Directors retains discretion, subject to plan limits, to modify the terms of the outstanding options and to reprice the options. The options were granted for a term of 10 years, subject to earlier termination in the event of termination of employment. The options were granted with tandem tax withholding rights.

(B) Identified options were granted March 20, 1996, and become exercisable in equal monthly installments on the 20th day of each calendar month following the date of grant, with full vesting occurring on the fourth anniversary date.

(C) Equals fair market value of Common Stock on the date of grant.

(D) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date of grant to their expiration date. Actual gains, if any, on stock option exercises will depend upon the future performance of the Common Stock and the date on which the options are exercised.

  Option Exercises and Year-End Values. The following table summarizes option exercises during 1996 by the Named Executive Officers and the value of the options held by such persons at the end of 1996:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                          SHARES                   NUMBER OF           VALUE OF UNEXERCISED
                         ACQUIRED             UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                            ON     VALUE    AT FISCAL YEAR-END (#)   AT FISCAL YEAR-END ($)(1)
                         EXERCISE REALIZED ------------------------- -------------------------
          NAME             (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- -------- ----------- ------------- ----------- -------------
Charles W. Stein........     --       --     85,875       151,125      65,700         --
John Mullaney...........     --       --     48,417       106,583      32,850         --
J. Gerard Cregan........     --       --     45,775        53,308      39,245         --
Richard G. Tennant......     --       --     52,025        53,308      58,432         --
Lynn C. Chapman.........  18,000  $52,875    71,709        83,291      32,850         --
G. Brent Wilson.........     --       --     17,007        39,019       5,115         --

--------
(1) Value is based on the closing sales price of the Company's Common Stock on December 31, 1996 ($4.75), the last trading day of 1996, less the applicable option exercise price.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two non-employee Directors. The Committee is responsible for establishing and administering the policies which govern both annual compensation and equity ownership programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Directors. This report is submitted by the Committee and addresses the Company's policies for 1996 as they apply to the President and Chief Executive Officer of the Company and the other Named Executive Officers.

OVERVIEW AND PHILOSOPHY

  The Company's executive compensation program is designed to promote the following objectives:

 . To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

 . To align management's interests with the success of the Company by placing a portion of the executive's compensation at risk in relation to the Company's performance.

 . To align management's interests with stockholders by including long-term equity incentives.

  The Committee believes that the Company's executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, the Company regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The Committee also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance.

EXECUTIVE COMPENSATION PROGRAM

  The Company's executive compensation program typically consists of base salary, annual incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs that are generally available to all employees of the Company, such as life insurance benefits, the Company's Employee Stock Purchase Plan and medical and 401(k) savings plans.

  Base Salary

  At the beginning of each fiscal year, the Committee establishes an annual salary plan for the Corporation's senior executive officers based on recommendations made by the Company's Chief Executive Officer. The Committee attempts to set base salary compensation within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. In setting the annual cash compensation for Company executives, the Committee reviews compensation for comparable positions by reviewing compensation data published by the

American Electronics Association for similar companies with comparable revenues. All of the companies in the Peer Group (as defined below) are included, along with other companies, in the compensation data reviewed. In addition to external market data, salary determinations depend both upon the Company's financial performance and upon the individual's performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual's contribution to the Company as a whole, including his or her ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

  Annual and Long-Term Incentive Compensation

  The Company's bonus program is designed to provide its key employees with cash incentives to achieve the Company's financial goals. At the beginning of each year, the Committee typically establishes target annual bonuses for each executive officer, which the executive will receive if the Company achieves its target net income for the year. Cash bonuses are then paid quarterly based upon the Company's net income for the quarter and its relationship to target annual net income. In addition, the Company's sales personnel receive a monthly commission based on sales bookings for the month and their relationship to targeted annual bookings. Given the Company's financial condition and performance, however, the Committee did not establish cash bonus targets for 1996. At the beginning of 1996, the Committee instead decided to wait until the end of 1996 to determine whether any key employee's performance warranted payment of a bonus, on a subjective basis. After reviewing the performances of 1996, the Committee did not recommend and the Company did not make any bonus payments for 1996.

  The Company's stock option plan is designed to promote the identity of long-term interests between the Company's employees and its stockholders and to assist in the retention of executives. The size of option grants is generally intended by the Committee to reflect the executive's position with the Company and his or her contributions to the Company. Stock options generally vest over a four-year period in order to encourage key employees to continue in the employ of the Company.

  Benefits

  The Company's executive officers are entitled to receive medical and life insurance benefits and to participate in the Company's 401(k) Retirement Savings Plan on the same basis as other full-time employees of the Company. The Company's 1992 Employee Stock Purchase Plan, which is available to virtually all employees including executive officers, allows participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

  The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 1996 for any of the Named Executive Officers.

  Summary of Compensation of Chief Executive Officer

  In 1996, Mr. Stein, the Company's then President and Chief Executive Officer, received salary compensation of $204,789 and no bonus compensation. In 1996, Mr. Stein received stock options to purchase 150,000 shares of Common Stock at $4.75 per share, the fair market value of the Company's Common Stock on the date of grant.

 Compliance with Internal Revenue Code Section 162(m)

  The Company does not believe Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company. The Compensation Committee intends to review the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m).

                                        COMPENSATION COMMITTEE

                                        Stephen E. Coit
                                        William T. Rooker, Jr.

CHANGE IN CONTROL ARRANGEMENTS

  The Board of Directors has adopted an Employee Retention Policy which provides that, in the event of a change in control of the Company, (i) each of the Named Executive Officers shall receive severance pay equal to the last twelve months compensation if, within one year after such a change in control, such executive is terminated other than for cause, his or her compensation is substantially reduced, or he or she is forced to relocate to a new area; and
(ii) acceleration of one-half of the unvested stock options under the 1996 Stock Option Plan for the options granted to Messrs. Chapman, Cregan and Wilson in September 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Stephen E. Coit and William T. Rooker, Jr. No member of the Compensation Committee was at any time during 1996, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

  No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

COMPARATIVE STOCK PERFORMANCE

  The graph below compares cumulative total stockholder return on the Company's Common Stock during the period from September 21, 1992 (the date on which the Company's Common Stock was first registered under the Exchange Act) through December 31, 1996 with the cumulative total return over the same period of (i) the Russell 2000 Index and (ii) a peer group of publicly-traded companies* selected by the Company for purposes of this comparison (the "Peer Group"). This graph assumes the investment of $100 at the close of trading on September 21, 1992 in the Company's Common Stock, the Russell 2000 Index and the Peer Group and assumes reinvestment of dividends. Measurement points are at September 21, 1992, December 31, 1992, December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996.

                          COMPARATIVE TOTAL RETURNS**
            NETRIX CORPORATION, RUSSELL 2000 INDEX AND PEER GROUP*
              (PERFORMANCE RESULTS FROM 9/21/92 THROUGH 12/31/96)



                           [LINE GRAPH APPEARS HERE]


                      9/12/92           1992          1993         1994        1995          1996
-------------------------------------------------------------------------------------------------
NETRIX                $100.00        $150.94        $38.68       $69.81      $34.91        $35.85
Russell 2000          $100.00        $114.70       $136.39      $133.90     $171.98       $200.35
Peer Group            $100.00        $137.62       $164.49      $182.78     $312.82       $438.00
-------------------------------------------------------------------------------------------------

Assumes $100 invested at the close of trading on September 21, 1992, in Netrix common stock, Russell 2000 Index, and Peer Group.

** Cumulative total return assumes reinvestment of dividends.
                                                  Source: Frank Russell Company
--------
* The Peer Group includes the following companies: Cisco Systems, Inc. (CSCO), CrossComm Corporation (XCOM), Network Equipment Technologies, Inc. (NWK), Newbridge Networks Corporation (NNCXF), Northern Telecom, Inc. (NT), Proteon, Inc. (PTON), StrataCom, Inc. (STRM), Telematics International, Inc. (TMAX),
Bay Networks, Inc. (BNET) and 3Com Corporation (COMS). The stockholder returns of each such company have been weighted to reflect relative stock market capitalization.

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year. Arthur Andersen LLP has served as the Company's independent accountants since 1987. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 1998 must be received by the Company at its principal office in Herndon, Virginia, not later than December 19, 1997, for inclusion in the proxy statement for that meeting.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

                                          By Order of the Board of Directors,

                                          /s/ David Sylvester
                                          David Sylvester, Secretary

June 12, 1997

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.


                                      14
                                                                     1154-PS-97

                          [NETRIX LOGO APPEARS HERE]


                                 DETACH HERE
--------------------------------------------------------------------------------

                              NETRIX CORPORATION

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

                           To be held July 10, 1997

                     THIS PROXY IS SOLICITED ON BEHALF OF
P
                     THE BOARD OF DIRECTORS OF THE COMPANY
R
        The undersigned, having received notice of the meeting and the O management's proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Lynn C. Chapman and Robert W. Carroll, and each of them, with X full power of substitution, as proxies to represent and vote as designated herein all shares of stock of Netrix Corporation (the "Company") which the Y undersigned would be entitled to vote if personally present at the 1997
   Annual Meeting of Stockholders of the Company to be held at the principal executive offices of the Company at 13595 Dulles Technology Drive, Herndon, Virginia, at 2:00 p.m., local time, on July 10, 1997 and at any adjournment thereof.

        In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

        The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. The Shares represented by this Proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted for such election to office or proposal. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

                                                                     -----------
                                                                     SEE REVERSE
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SIDE
                                                                     -----------

                          [NETRIX LOGO APPEARS HERE]


WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.


                                DETACH HERE
--------------------------------------------------------------------------------

[X] Please mark votes as in this example.

1. To elect one Class II Director to serve for the ensuing three years.

   Nominee: V. Orville Wright

            [_] FOR   [_] WITHHELD

2. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year.

            [_] FOR   [_] AGAINST   [_] ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment thereof.


            [_] MARK HERE IF YOU PLAN TO ATTEND THE MEETING

            [_] MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW





Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:                                        Date:
          ------------------------------------         -----------

Signature:                                        Date:
          ------------------------------------         -----------